Daily Oklahoman

Tue January 1, 2008

LSB tops state stocks in record year

By Don Mecoy
Business Writer

Before 2007, investors considered LSB Industries Inc. to be a sleepy, Oklahoma City-based manufacturing business. The company's shares were lightly traded and cheaply priced.

But last year, after nearly four decades as a publicly traded company, LSB knocked it out of the park — and analysts, traders and the media took note.

LSB shares rocketed upward 144 percent last year, posting double-digit percentage gains each quarter before closing Friday at $28.22.

"We've just completed what is certainly going to be the record year for LSB in all respects,” LSB President Barry Golsen said Friday.

LSB makes climate control equipment and chemicals for industrial and agricultural customers, and both aspects of its business were major money makers last year.

"Both of those core businesses are market and technology leaders in their products,” Golsen said.

Meanwhile, the company's geothermal heat pump business has attracted media attention as a green technology that is gaining favor with homeowners and businesses.

"This business has grown dramatically over the last few years,” Golsen said of LSB's geothermal unit. "We've had many local plant expansions, we've hired hundreds of new employees and we're now a very major employer in Oklahoma City.”

Moving into 2008, Golsen said the company is well-positioned to maintain its strong competitive position in its chosen markets.

"This is a very gratifying position for us to be in because we're heading into our 40th year as a publicly traded company,” he said.

The biggest losers

On the flip side was AMS Health Sciences. Shares of the Oklahoma City marketer of diet aids, nutritional supplements and skin care products started the year at less than a dollar and finished the year shy of a dime.

AMS reorganized its multi-level marketing strategy during the year in an effort to regain profitability, but was removed from the American Stock Exchange and last week filed for bankruptcy protection to stave off a potentially ruinous legal judgment.

The stock closed Friday at 6 cents, off 89 percent for the year.

Other laggards for the year included Syntroleum Corp., a Tulsa company seeking to commercialize its proprietary method of producing liquid fuel, like diesel fuel, out of things other than oil, such as natural gas, fats and grease.

The company reorganized in the fourth quarter to move from the development stage toward the production stage. As part of that move, Syntroleum found a joint venture partner and planned a production plant.

But the company hasn't been profitable and investors seem to be waiting for some tangible sign of success, said Bob Rader, senior vice president of Capital West Securities in Oklahoma City.

"We're at the wait-and-see stage now,” Rader said "It's up to the management team to prove that the concept works.” Syntroleum shares slid every quarter, closing the year at 88 cents per share.

Traders hammered Dollar Thrifty Automotive Group after the Tulsa company lowered its earnings guidance twice in three months late in the year. Dollar Thrifty shares ended 2007 at $23.68, down 48 percent.

Sooner boomers

ADDvantage Technologies, a Broken Arrow reseller and distributor of cable television equipment, just keeps posting quarterly profits. Investors rewarded the steady income stream by more than doubling the company's stock price during 2007.

ADDvantage Technologies shares closed Friday at $6.17, up 121 percent for the year.

Arena Resources, a Tulsa-based oil and natural gas exploration and production company, was the only energy business among the state's top-performing stocks. Arena's stock chart has been a model of consistency for several years.

Those steady gains are not surprising for a company whose executives are among the lowest-paid at any publicly traded company. Those same insiders hold major stakes in the company and expect to earn their compensation along with Arena's shareholders.

For 2007, Arena shares rose 97 percent to close at $41.71.

A very good year

It was a solid year overall for Oklahoma stocks, with gainers outpacing losers, although 2007 marked the end of several years of top performers coming from the energy sector.

Many of those former leaders simply couldn't duplicate the explosive stock price gains of past years, although most remain very successful.

As do many of the Oklahomans who work for and invest in those companies, said Bob Rader, senior vice president of Capital West Securities.

"A lot of the increase during 2007 in the net worth and buying power of Oklahomans was due to owning Oklahoma public stocks,” Rader said. Among the most popular stocks among Rader’s state customers are the usual suspects: Chesapeake Energy, Devon Energy,Sonic and OGE Energy.